Exhibit 99.1

News Release

For Immediate Release October 4, 2017	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES PLANNED LEADERSHIP SUCCESSION

•	Richard Zimmerman, president since 2016, to become CEO effective January 1, 2018

•	Matt Ouimet, CEO since 2012, to become executive chairman of the board of directors

•	Debra Smithart-Oglesby, board member since 2012, to become lead independent director

SANDUSKY, OHIO, October 4, 2017 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that Richard Zimmerman, its president and chief operating officer, will succeed Matt Ouimet as chief executive officer effective January 1, 2018. On the same date, Ouimet will take the newly created role of executive chairman of the board of directors and Debra Smithart-Oglesby will become lead independent director. As part of this process, Zimmerman will also be added to the board of directors during the 2018 annual meeting period. These changes are designed to ensure continuity in leadership as the Company pursues its ongoing strategy of investing in broadening entertainment offerings and new attractions to create greater excitement for guests, and positioning itself to produce strong results for many years to come.

“I have very much appreciated the opportunity to serve as the CEO of Cedar Fair and I am proud of what our team has accomplished,” said Ouimet. “The market value of Cedar Fair has increased by more than $2.6B during my time at the company. This performance provides us with a solid foundation to build upon and a positive outlook for the future. Richard is a perfect choice to succeed me as CEO and I look forward to continuing to partner with him as the executive chairman going forward.”

Zimmerman, age 57, has more than 30 years of experience in the hospitality and leisure entertainment industry. He became president of Cedar Fair in 2016, having been named COO in 2011 after serving as an executive vice president since 2007. He also served as vice president and general manager of the Kings Dominion amusement park beginning in 1998. Prior to entering the amusement park industry, Zimmerman served in various financial and strategic planning roles with Paramount Communications, Inc.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Planned Leadership Succession

October 4, 2017

“Richard has the skills and experience required to lead the company forward,” Ouimet stated. “He has been a great thought partner to me and has made major contributions to our strong performance, including being a key driver behind such successful initiatives as Fast Lane, season passes and our all-season dining and beverage programs.”

“Having the opportunity to lead Cedar Fair is a distinct yet humbling honor,” said Zimmerman. “We are fortunate to have an exceptional organization with a deep and talented leadership team. We are also fortunate to be a leader in an industry that continues to have the potential to grow and expand. I look forward to the opportunity to continue broadening our offerings to better serve our guests, as well as providing long-term value for our investors.”

In conjunction with Ouimet’s move to executive chairman of the board of directors, the Company also noted effective January 1, 2018, Eric Affeldt will transition from his role as chairman of the board but will continue to serve as a director. Since joining the board in 2010 and assuming the chairman role in 2012, Affeldt has overseen improvements in Cedar Fair’s corporate strategy and governance standards, increased board diversity, improved alignment of executive compensation with unitholder interests, and supported enhanced investor relations. He also led the development of the senior leadership succession plan the Company is announcing today.

“We are fortunate to have someone with Debra’s skills and board experience to take on the role of lead independent director,” said Affeldt. “Debra has been a valuable voice in all of our deliberations and will be an even greater asset in her new role as lead independent director.”

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Planned Leadership Succession

October 4, 2017

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior releases are available online at www.cedarfair.com.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233